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                                 SCRIPPS BANK
              AMENDED AND RESTATED LONG-TERM INCENTIVE COMPENSATION
                  PLAN FOR PRESIDENT & CHIEF EXECUTIVE OFFICER

                                   BACKGROUND

Ronald J. Carlson currently has the following compensation arrangement with Scripps Bank:

A. Based on his 11/97 employment agreement, as amended and restated as of March __, 2000, Ronald J. Carlson currently has:

         - An annual base salary of $230,000 and is eligible to receive annual salary increases.

         - Receives both the standard employee benefit package (E.G., 401(k), ESOP, health benefits) and additional executive perquisites (E.G., car allowance).

B. Has an amended and restated supplemental retirement plan which will provide to him a $50,000 annuity (paid monthly) commencing upon his planned retirement on October 1, 2002.

C. Has an additional $25,000 amended and restated supplemental retirement agreement with spousal survivor benefit.

D. Has an amended and restated unfunded deferred compensation agreement that provides him an annual $20,000 benefit which can be adjusted from time to time. This arrangement was approved August 1992.

E.       Is eligible for the annual Stakeholders Bonus. In 1998, he received
         $22,304.

F. Has received additional discretionary awards, the last one in the amount of $9,000 for fiscal year 1998.

G.       Receives periodic grants of stock options.

                                   OBJECTIVES

A. Scripps Bank desires to amend and restate the long-term compensation plan for Ronald J. Carlson dated as of October 20, 1999 as set forth in this Amended and Restated Long Term Compensation Plan (the "Amended Plan"). The Amended Plan is intended to focus his attention on achieving the strategic plan that the Bank developed and approved this year.

B. The Amended Plan is independent of any other pay or incentives currently available to Ronald J. Carlson.

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C.       The Amended Plan should be a performance based plan whereby Ronald J.
         Carlson's performance at the expected date of his retirement (October
         2002), can be measured on both a quantitative and qualitative basis by the Board of Directors.

D. Ronald J. Carlson would not be eligible for any award under the Amended Plan unless he achieves minimum targets as set forth herein.

E. The earliest Ronald J. Carlson can receive any awards under the Amended Plan would be upon his retirement from the Bank.

F. The Amended Plan should have a deferral provision, so that Ronald J. Carlson could elect either a lump sum payment of any earned awards or stretch out the receipt of such payment over a number of years.

                               AMENDED PLAN DESIGN

A.       ELIGIBILITY:

         This Amended Plan is solely designed for Mr. Ronald J. Carlson in his capacity as President and Chief Executive Officer of Scripps Bank. Ronald J. Carlson will be eligible for the incentive compensation awards detailed in this Amended Plan as long as:

         1. Ronald J. Carlson is employed as the President and Chief Executive Officer of Scripps Bank through October 1, 2002 and meets all conditions stated in his Amended Employment Agreement.

         2. Ronald J. Carlson achieves the minimum performance requirements as described in this Amended Plan.

         3. Ronald J. Carlson has made all elections as required under this Amended Plan.

B.       AMENDED PLAN PERIOD:

         This Amended Plan is effective with the approval of the Scripps Bank Board of Directors and will remain in place through October 1, 2002. The Amended Plan period may be modified should Scripps Bank and Ronald
         J. Carlson agree to modify the Term of the Amended Employment Agreement, as defined therein.

C.       PERFORMANCE GOALS:

         1. Performance goals will be based upon the July 1999 Scripps Bank Strategic Plan adopted by the Scripps Bank Board of Directors.

         2. Under this Amended Plan, there will be FOUR GOALS which will be evaluated by the Board of Directors at the end of the Amended Plan period to determine if Ronald J. Carlson is eligible for any incentive compensation awards.

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         3.       The four goals are:

                  GOAL #1: To obtain a return on ending equity of 16.0% by the end of 2001.

                  GOAL #2: To grow assets to $800,000,000 by the end of 2001.

                  GOAL #3:   Meet or exceed quality trigger from
                             Stakeholders Plan model - net loan losses and classified loans as a percentage of Plan loans.

                  GOAL #4: To achieve five non-financial "Big Picture Goals" as stated on Page 2 of the Strategic Plan. In summary, these are:

                                    (a)      To be viewed as the premier
                                             relationship bank in San Diego
                                             County.

                                    (b)      To hire and retain the highest
                                             level of financial service
                                             professionals.

                                    (c)      To attract and retain profitable
                                             customer relationships.

                                    (d)      To assure that the Bank electronic
                                             banking services are enhanced to be
                                             superior to other community banks
                                             of similar size and potential.

                                    (e)      To have established a plan for
                                             orderly management successors.

D.       MEASUREMENT DOCUMENTATION:

         GOAL #1: A report from the Chief Financial Officer of Scripps Bank and the Bank's independent auditor.

         GOAL #2: A report from the Chief Financial Office of Scripps Bank and the Bank's independent auditor.

         GOAL #3: A detailed report from the President and Chief Executive Officer describing the accomplishments made to achieving the four Big Picture Goals. The report should reference the specific strategies to be accomplished in the Strategic Plan.

         GOAL #4: A detailed report from the Chairman of the Board taking up each factor and providing an objective appraisal for review by the Board.

E.       COMPENSATION:

         1. The basis for determining Ronald J. Carlson's incentive compensation award will be:

                  (a) Ronald J. Carlson's annual base salary as of 10/1/2002.

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                  (b)      How well Ronald J. Carlson has achieved each of the
                           three goals.

                  (c) An award amount calculated from a percentage of Ronald J. Carlson's annual base salary.

         2. The award schedule described below is predicated on Ronald J. Carlson earning 100% of his final base salary for achieving 100% of all three goals.

                  Note that more emphasis is placed upon achieving the first two goals (which are measured quantifiably) than Goal #3 (a qualitative and more subjective measurement).

         3.       The award schedule is as follows:

                            PERCENT OF GOAL ACHIEVED
                          90%         100%         110+%

                  GOAL                  PERCENT OF BASE SALARY AWARDED
                  ----
                  #1                     20%               40%               60%
                  #2                     20%               40%               60%
                  #3                      0%               20%               20%

         4. In the above schedule, Goal #3 is measured as either a pass/fail, as determined by the Board of Directors after reviewing the documentation indicated.

         5. The schedule extends to 110% with a specific award, however, it shall remain within the discretion of the Board upon retirement to increase the award for performance found to be superior.

         6. In the example below, upon his retirement date on October 1, 2002, let us assume that:

                  (a)      Ronald J. Carlson's annual salary is $250,000

                  (b) Ronald J. Carlson's performance to each of the three goals was:

                           GOAL #1: 105% of goal achieved.
                           GOAL #2: 115% of goal achieved.
                           GOAL #3: Met the goal.

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                  (c)      Calculation of Ronald J. Carlson's award:

                           GOAL #1: $250,000 x 40% = $100,000
                           GOAL #2: $250,000 x 60% = $150,000
                           GOAL #3: $250,000 x 25% = $ 50,000

                           TOTAL AWARD:            = $300,000

F.       METHOD OF PAYMENT:

         1. Ronald J. Carlson should be provided the opportunity to elect payment of his award among the following options:

                  (a) A cash award upon his retirement date on October 1, 2002. This would be a lump sum payment subject to taxation similar to any other bonus payment.

                  (b) An award of Scripps Bank Stock equivalent to the cash award. This, too, would be subject to applicable tax rules at the time of issuance.

                  (c) An election to defer payments (via a non-qualified deferred compensation arrangement) for a period of up to five years. Bank can elect to purchase an annuity to fulfill this method of payment. This will require that Ronald J. Carlson make an election in the year prior to his retirement as to whether he wishes to defer and, if so, in what manner.

                           For example, the Amended Plan could be structured so that his options are:

                           1. No deferral resulting in a lump sum payment and applicable taxation.

                           2. Deferral for up to five years, at which time he would receive his award and applicable taxes would then be taken.

                           3. Equal payout installments over X years (not to exceed five).

                           If Ronald J. Carlson elects either #2 or #3, the Bank could apply an interest rate to the undistributed funds.

                  (d) If the Bank adopts the deferral provision, a formal plan document adhering to current legal requirements should be prepared as an additional to the incentive compensation plan.

G.       MISCELLANEOUS PROVISIONS:

         1. This Amended Plan can be modified, amended, rescinded, or terminated at any time at the sole and absolute discretion of the Board of Directors. There are no

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                  representations, inducements, promises or agreements, oral or otherwise, that are made by anyone acting on behalf of the Bank, which are not embodied herein, and that no agreement, statement or promise not contained or referenced in this Amended Plan shall be valid or binding.

         2. If any legal action, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Amended Plan, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party. These fees, which may be set by the court in the same action or in a separate action brought for that purpose, are in addition to any relief to which the prevailing party may be entitled. This provision applies to the entire Amended Plan.

         3. In the event of a transfer or sale of the assets of Scripps Bank or a merger or consolidation of Scripps Bank into or with any other corporation or entity, each of the Performance Goals set forth in Section C of this Amended Plan shall be deemed met at the 100% level as of the date of any such transfer or sale of assets, merger or consolidation; therefore entitling Ronald J. Carlson to receive no later than October 1, 2002, the compensation award set forth in Section E of this Amended Plan.

By:                                        By:
    -------------------------------            ---------------------------
    William E. Nelson                          Ronald J. Carlson
    Chairman of the Board                      President and Chief
                                                 Executive Officer

Date:                                      Date:
      -------------------------------            --------------------------

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